Exhibit 5.2

Privileged & Confidential

Morris, Nichols, Arsht & Tunnell llp

1201 North Market Street
P.O. Box 1347
Wilmington, Delaware  19899-1347

(302) 658-9200
(302) 658-3989 FAX

February 8, 2023

Grindr Inc.
750 N. San Vicente Blvd., Suite RE 1400
West Hollywood, CA 90069

Re:          Grindr Inc.

Ladies and Gentlemen:

We have acted as special Delaware counsel to Grindr Inc., a Delaware corporation that was formerly known as Tiga Acquisition Corp. (the “Company”), in connection with certain matters of Delaware law relating to that certain Warrant for the Purchase of Series X Ordinary Units (the “Warrant”) dated November 16, 2022, granted by Grindr Group LLC, a Delaware limited liability company (“Legacy Grindr”), in favor of San Vicente Offshore Holdings (Cayman) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.  The Warrant was assumed by the Company and became a warrant to purchase shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) in connection with the merger effected in accordance with the Agreement and Plan of Merger, dated as of May 9, 2022, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of October 5, 2022 (as so amended, the “Merger Agreement”) by and among the Company, Legacy Grindr, Tiga Merger Sub LLC and Tiga Merger Sub II LLC.  We are rendering this opinion at the request of the Company. In giving this opinion, we have examined and relied upon the following documents in the forms provided to us: (i) the Warrant; (ii) the Merger Agreement; (iii) the resolutions of the Board of Directors of the Company (the “Board”) approved and adopted by the Board by unanimous written consent on November 17, 2022; (iv) a certificate of an officer of the Company, dated February 8, 2023; (v) a copy of the restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware (the “State Office”) on November 17, 2022; (vi) the bylaws of the Company; and (vii) a certificate of good standing of the Company issued by the State Office dated as of a recent date.

Grindr Inc.
February 8, 2023

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the legal capacity of natural persons to complete the execution of documents.  We have also assumed for purposes of this opinion: (i) except to the extent addressed by our opinion in paragraph 1 below, the due formation or organization, the valid existence and good standing of each entity that is a signatory to any of the documents examined by us under the laws of the jurisdiction of its respective formation or organization; (ii) except to the extent addressed by our opinion in paragraph 2 below, the due authorization, authentication, adoption, approval, certification, acknowledgement, execution, filing, indexing and delivery, as applicable, of each of the documents referenced herein; (iii) that each of the documents examined by us is in full force and effect, sets forth the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced; (iv) that there are no other documents (other than those referenced herein), facts or circumstances contrary to or inconsistent with the opinions expressed herein; (v) that each party has complied, and will comply, as applicable, with the term and conditions set forth in the Warrant; (vi) that the provisions of Section 4(c) of the Warrant were satisfied or validly waived; (vii) that there are a sufficient number of authorized and unissued shares of Common Stock that were not previously subscribed for, reserved or otherwise committed to be issued available for issuance upon the exercise of the Warrant; and (viii) that the exercise price of the Warrant is at least equal to the par value of the shares of Common Stock that the Company is obligated to issue pursuant to the Warrant.

We have not reviewed any documents other than those identified above in connection with this opinion.  As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and certifications and the accuracy, as of the date hereof, of the matters therein contained. We are not regular counsel to the Company or any other party to the Warrant and are not generally informed as to their respective business affairs.

Based upon and subject to the foregoing and to the further assumptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.	The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Grindr Inc.
February 8, 2023

2.	The Warrant constitutes a valid and binding obligation of the Company.

Our opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  In addition, we have not considered and express no opinion as to the applicability of or any compliance with any federal or state securities or blue sky laws, including, without limitation, the Delaware Securities Act, 6 Del. C. § 7301 et seq., or any rules or regulations promulgated thereunder.

Our opinion is subject to: (a) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect; (b) application of equitable principles, including applicable law relating to fiduciary duties (regardless of whether considered in a proceeding in equity or at law); (c) considerations of public policy or the effect of applicable law relating to fiduciary duties; (d) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of specific performance or injunctive relief; and (e) the discretion of the court before which any proceeding in respect of the Warrant may be brought. We assume that all material terms of the Warrant would be interpreted by a court to give meaning to such terms.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-1 and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

This opinion letter speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents. The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity  with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

/s/ Morris, Nichols, Arsht & Tunnell LLP